Exhibit 99.1

News Release

CONTACTS:	Sameer Gokhale (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-2219	October 20, 2016
Larry Magnesen (Media)
(513) 534-8055

FIFTH THIRD ANNOUNCES THIRD QUARTER 2016 NET INCOME TO COMMON SHAREHOLDERS OF $501 MILLION, OR $0.65 PER DILUTED SHARE

•	3Q16 net income available to common shareholders of $501 million, or $0.65 per diluted common share

•	Reported results included the following items which had a net positive $0.22 impact on reported 3Q16 EPS:

•	A $280 million pre-tax (~$182 million after-tax) gain from the termination and settlement of gross cash flows from existing Vantiv tax receivable agreements (TRA) and the expected obligation to terminate and settle the remaining TRA cash flows upon the exercise of put or call options

•	A $28 million pre-tax (~$18 million after-tax) non-cash impairment charge related to previously announced plans to sell or consolidate certain bank branches and land acquired for future branch expansion

•	A $12 million pre-tax (~$8 million after-tax) charge related to the valuation of the Visa total return swap

•	An $11 million pre-tax (~$7 million after-tax) gain on the sale of a non-branch facility

•	A $9 million pre-tax (~$6 million after-tax) charge from the transfer of certain nonconforming investments affected by the Volcker Rule to held-for-sale

•	An $8 million beneficial tax impact in connection with certain commercial lease terminations

•	3Q16 return on average assets (ROA) of 1.44%; return on average common equity of 12.8%; return on average tangible common equity** of 15.2%

•	Pre-tax income of $694 million and pre-provision net revenue (PPNR)** of $774 million in 3Q16

•	Net interest income (NII) of $907 million and NII on a fully taxable equivalent (FTE) basis** of $913 million, up 1 percent from both 2Q16 and 3Q15; net interest margin (on an FTE basis)** of 2.88%, flat sequentially and down 1 bp year-over-year

•	Average portfolio loans and leases of $93.5 billion, down $420 million sequentially and up $138 million from 3Q15; Period end portfolio loans and leases of $93.2 billion decreased $758 million sequentially and $423 million from 3Q15 primarily driven by decreases in automobile, C&I, and home equity loans

•	Noninterest income of $840 million compared with $599 million in the prior quarter; primarily driven by the gain from the termination and settlement of the Vantiv tax receivable agreement and other items previously mentioned

•	Noninterest expense of $973 million was $10 million, or 1 percent, lower than the prior quarter primarily driven by lower compensation and benefit-related expenses and lower card and processing expense

•	Credit trends

•	3Q16 net charge-offs of $107 million (0.45% of loans and leases) increased from 2Q16 NCOs of $87 million (0.37% of loans and leases)

•	Portfolio nonperforming asset (NPA) ratio of 0.73% down 13 bps from 2Q16, nonperforming loan (NPL) ratio of 0.63% down 11 bps from 2Q16; total NPAs of $783 million, including loans held-for-sale (HFS), decreased $42 million sequentially

•	3Q16 provision expense of $80 million; $91 million in 2Q16 and $156 million in 3Q15

•	Strong capital ratios*

•	Common equity Tier 1 (CET1) ratio 10.16%; fully phased-in CET1 ratio** of 10.08%

•	Tier 1 risk-based capital ratio 11.26%, Total risk-based capital ratio 14.87%, Leverage ratio 9.80%

•	Tangible common equity ratio of 9.24%**; 8.78%** excluding unrealized gains/losses

•	11 million reduction in common shares outstanding during the quarter due to the $240 million accelerated share repurchase transaction initially settled on August 5, 2016

•	Book value per share of $20.44 up 2% from 2Q16 and up 12% from 3Q15; tangible book value per share** of $17.22 up 2% from 2Q16 and up 13% from 3Q15

*	Capital ratios estimated; presented under current U.S. capital regulations.
**	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2016 net income of $516 million versus net income of $333 million in the second quarter of 2016 and $381 million in the third quarter of 2015. After preferred dividends, net income available to common shareholders was $501 million, or $0.65 per diluted share, in the third quarter of 2016, compared with $310 million, or $0.40 per diluted share, in the second quarter of 2016, and $366 million, or $0.45 per diluted share, in the third quarter of 2015.

Third quarter 2016 included:

Income

•	$280 million gain from the termination and settlement of gross cash flows from existing Vantiv tax receivable agreements (TRA) and the expected obligation to terminate and settle the remaining TRA cash flows upon the exercise of put or call options

•	$11 million gain on the sale of a non-branch facility

•	($28 million) non-cash impairment charge related to previously announced plans to sell or consolidate certain bank branches and land acquired for future branch expansion

•	($12 million) charge related to the valuation of the Visa total return swap

•	($9 million) charge from the transfer of certain nonconforming investments affected by the Volcker Rule to held-for-sale

•	($2 million) negative valuation adjustment on the Vantiv warrant

Expense

•	($4 million) in severance expense

Results also included an $8 million beneficial tax impact in connection with certain commercial lease terminations

Second quarter 2016 included:

Income

•	$19 million positive valuation adjustment on the Vantiv warrant

•	$11 million gain on sale of Pennsylvania branches as part of the previously announced branch consolidation and sales plan

•	$11 million gain on the sale of the non-strategic agented bankcard loan portfolio

•	($50 million) charge related to the valuation of the Visa total return swap, primarily reflecting the rejection of the merchant litigation settlement

Expense

•	($9 million) in compensation-related expenses due to retirement eligibility changes

•	($3 million) in severance expense

Third quarter 2015 included:

Income

•	$130 million positive valuation adjustment on the Vantiv warrant

•	($8 million) charge related to the valuation of the Visa total return swap

Expense

•	($9 million) charge associated with executive retirement and severance costs

Results also included $35 million of provision expense related to the restructuring of a student loan backed commercial credit originally extended in 2007.

Earnings Highlights

	For the Three Months Ended					% Change
	September	June	March	December	September
	2016	2016	2016	2015	2015	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$516	$333	$327	$657	$381	55%	35%
Net income available to common shareholders	$501	$310	$312	$634	$366	62%	37%

Common Share Data
Earnings per share, basic	$0.66	$0.40	$0.40	$0.80	$0.46	65%	43%
Earnings per share, diluted	0.65	0.40	0.40	0.79	0.45	63%	44%
Cash dividends per common share	0.13	0.13	0.13	0.13	0.13	—	—

Financial Ratios
Return on average assets	1.44%	0.94%	0.93%	1.83%	1.07%	53%	35%
Return on average common equity	12.8	8.2	8.3	17.2	10.0	56%	28%
Return on average tangible common equity(b)	15.2	9.7	9.9	20.6	12.0	57%	27%
CET1 capital(c)	10.16	9.94	9.81	9.82	9.40	2%	8%
Tier I risk-based capital(c)	11.26	11.03	10.91	10.93	10.49	2%	7%
CET1 capital (fully-phased in)(b)(c)	10.08	9.86	9.72	9.72	9.30	2%	8%
Net interest margin(a)(b)	2.88	2.88	2.91	2.85	2.89	—	—
Efficiency(a)(b)	55.5	65.3	63.8	48.0	58.2	(15%)	(5%)

Common shares outstanding (in thousands)	755,582	766,346	770,471	785,080	795,439	(1%)	(5%)
Average common shares outstanding (in thousands):
Basic	750,886	759,105	773,564	784,855	795,793	(1%)	(6%)
Diluted	757,456	765,080	778,392	794,481	805,023	(1%)	(6%)

(a)	Presented on a fully taxable equivalent basis.
(b)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.
(c)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets used in the calculation of the tier I risk-based capital and common equity tier 1 ratios. Current period regulatory capital ratios are estimated.

NA: Not applicable.

“Our third quarter results were strong despite the tepid economic environment. Higher net interest income, stable underlying fee revenue, and lower expenses helped us achieve improved returns for our shareholders,” said Greg D. Carmichael, President and CEO of Fifth Third Bancorp.

“During the quarter, we executed on several initiatives which will help us continue to drive improved shareholder returns. While we continue to invest in areas like technology, we plan to improve our operating leverage through an ongoing review of expenses in all business units and staff functions and renegotiations of key vendor contracts. In September, we announced the plan to sell and consolidate certain bank branches which will generate additional operating efficiency.

“We remain focused on improving our profitability without relying on the expectation that economic conditions will improve. We recently launched Project North Star, which has aligned the entire organization toward reaching this objective. Through Project North Star, controlled expenses, opportunities to enhance fee revenue, and actions to optimize the balance sheet should help us achieve our long-term financial targets.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September	June	March	December	September
	2016	2016	2016	2015	2015	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)(a)	$913	$908	$909	$904	$906	1%	1%
Provision for loan and lease losses	80	91	119	91	156	(12%)	(49%)
Total noninterest income	840	599	637	1,104	713	40%	18%
Total noninterest expense	973	983	986	963	943	(1%)	3%

Income before income taxes (taxable equivalent)(a)	$700	$433	$441	$954	$520	62%	35%

Taxable equivalent adjustment	6	6	6	5	5	—	20%
Applicable income tax expense	178	98	108	292	134	82%	33%

Net income	$516	$329	$327	$657	$381	57%	35%
Less: Net income attributable to noncontrolling interests	—	(4)	—	—	—	100%	—

Net income attributable to Bancorp	$516	$333	$327	$657	$381	55%	35%
Dividends on preferred stock	15	23	15	23	15	(35%)	—

Net income available to common shareholders	$501	$310	$312	$634	$366	62%	37%

Earnings per share, diluted	$0.65	$0.40	$0.40	$0.79	$0.45	63%	44%

(a)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Net Interest Income

	For the Three Months Ended					% Change
	September	June	March	December	September
	2016	2016	2016	2015	2015	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)(a)	$1,063	$1,052	$1,044	$1,035	$1,031	1%	3%
Total interest expense	150	144	135	131	125	4%	20%

Net interest income (taxable equivalent)(a)	$913	$908	$909	$904	$906	1%	1%

Average Yield						bps Change
Yield on interest-earning assets (taxable equivalent)	3.36%	3.34%	3.34%	3.26%	3.29%	2	7
Rate paid on interest-bearing liabilities	0.70%	0.67%	0.64%	0.61%	0.58%	3	12

Net interest rate spread (taxable equivalent)	2.66%	2.67%	2.70%	2.65%	2.71%	(1)	(5)

Net interest margin (taxable equivalent)(a)	2.88%	2.88%	2.91%	2.85%	2.89%	—	(1)

Average Balances ($ in millions)						% Change
Loans and leases, including held for sale	$94,417	$94,807	$94,078	$94,587	$94,329	—	—
Total securities and other short-term investments	31,675	32,040	31,573	31,256	30,102	(1%)	5%
Total interest-earning assets	126,092	126,847	125,651	125,843	124,431	(1%)	1%
Total interest-bearing liabilities	85,193	86,145	85,450	85,381	85,171	(1%)	—
Bancorp shareholders’ equity	16,883	16,584	16,376	15,982	15,815	2%	7%

(a)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Net interest income of $907 million and net interest income (FTE)* of $913 million both increased $5 million from the second quarter of 2016, primarily driven by improving investment portfolio yields, an increase in 1-month LIBOR, and day count, partially offset by the full quarter impact of $1.25 billion of unsecured debt issued in the second quarter and lower average C&I loan balances.

The net interest margin (FTE)* was 2.88 percent, stable from the previous quarter, as the impact of higher yielding investments and an increase in 1-month LIBOR were offset by the full quarter impact of the debt issuance and day count.

Compared to the third quarter of 2015, net interest income and net interest income (FTE)* increased by $6 million and $7 million, respectively. The net interest margin (FTE)* decreased by 1 bp year-over-year. The increase in net interest income was driven by the impact of higher investment securities balances, as well as short-term market rate improvements from the December 2015 Fed funds rate increase. The decrease in the net interest margin from the prior year was primarily driven by an increase in long-term debt, lower commercial loan yields, and a decrease in cash flow hedges, partially offset by the December 2015 Fed funds rate increase.

Securities

Average securities and other short-term investments were $31.7 billion in the third quarter of 2016 compared to $32.0 billion in the previous quarter and $30.1 billion in the third quarter of 2015. Average balances of other short-term investments decreased by $126 million sequentially to $1.8 billion.

*	Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.

Loans

	For the Three Months Ended					% Change
	September	June	March	December	September
	2016	2016	2016	2015	2015	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$43,116	$43,876	$43,089	$43,154	$43,149	(2%)	—
Commercial mortgage loans	6,888	6,831	6,886	7,032	7,023	1%	(2%)
Commercial construction loans	3,848	3,551	3,297	3,141	2,965	8%	30%
Commercial leases	3,962	3,898	3,874	3,839	3,846	2%	3%

Total commercial loans and leases	$57,814	$58,156	$57,146	$57,166	$56,983	(1%)	1%

Consumer:
Residential mortgage loans	$14,455	$14,046	$13,788	$13,504	$13,144	3%	10%
Home equity	7,918	8,054	8,217	8,360	8,479	(2%)	(7%)
Automobile loans	10,508	10,887	11,283	11,670	11,877	(3%)	(12%)
Credit card	2,165	2,134	2,179	2,218	2,277	1%	(5%)
Other consumer loans and leases	651	654	662	676	613	—	6%

Total consumer loans and leases	$35,697	$35,775	$36,129	$36,428	$36,390	—	(2%)

Total average portfolio loans and leases	$93,511	$93,931	$93,275	$93,594	$93,373	—	—

Average loans held for sale	$906	$876	$803	$993	$956	3%	(5%)

Average loan and lease balances (excluding loans held-for-sale) decreased $420 million sequentially and increased $138 million from the third quarter of 2015. The sequential decrease was primarily driven by declines in commercial and industrial (C&I) and automobile loans, partially offset by an increase in residential mortgage and commercial construction loans. The year-over-year increase in average loans and leases was driven by increased residential mortgage and commercial construction, partially offset by decreases in automobile and home equity loans. Period end loans and leases (excluding loans held-for-sale) of $93.2 billion decreased $758 million sequentially and $423 million from a year ago. The decrease sequentially was primarily due to decreases in automobile and C&I loans, partially offset by increases in residential mortgage and commercial construction loans. The year-over-year decline was primarily driven by decreases in automobile and home equity loans, partially offset by increases in residential mortgage and commercial construction loans.

Average commercial portfolio loan and lease balances decreased $342 million, or 1 percent, sequentially and increased $831 million, or 1 percent, from the third quarter of 2015. Average C&I loans decreased $760 million, or 2 percent, from the prior quarter and were flat from the third quarter of 2015. Average commercial real estate loans increased $354 million, or 3 percent, from the prior quarter and increased $748 million, or 7 percent, from the third quarter of 2015. Within commercial real estate, average commercial mortgage balances increased $57 million and average commercial construction balances increased $297 million sequentially. Commercial line usage, on an end of period basis, decreased 57 bps from the second quarter of 2016 and decreased 69 bps from the third quarter of 2015.

Average consumer portfolio loan and lease balances decreased $78 million, sequentially and decreased $693 million, or 2 percent, from the third quarter of 2015. This was primarily driven by average automobile loans which decreased 3 percent sequentially and 12 percent from a year ago. Average residential mortgage loans increased 3 percent sequentially and 10 percent from the previous year. Average home equity loans declined 2 percent sequentially and 7 percent from the third quarter of 2015. Average credit card loans increased 1 percent sequentially and decreased 5 percent from the third quarter of 2015.

Deposits

	For the Three Months Ended					% Change
	September	June	March	December	September
	2016	2016	2016	2015	2015	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand	$35,918	$35,912	$35,201	$36,254	$35,231	—	2%
Interest checking	24,475	24,714	25,740	25,296	25,590	(1%)	(4%)
Savings	14,232	14,576	14,601	14,615	14,868	(2%)	(4%)
Money market	19,706	19,243	18,655	18,775	18,253	2%	8%
Foreign office(a)	524	484	483	736	718	8%	(27%)

Total transaction deposits	$94,855	$94,929	$94,680	$95,676	$94,660	—	—
Other time	4,020	4,044	4,035	4,052	4,057	(1%)	(1%)

Total core deposits	$98,875	$98,973	$98,715	$99,728	$98,717	—	—
Certificates - $100,000 and over	2,768	2,819	2,815	3,305	2,924	(2%)	(5%)
Other	749	467	—	7	222	60%	NM

Total average deposits	$102,392	$102,259	$101,530	$103,040	$101,863	—	1%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits decreased $98 million sequentially but increased $158 million from the third quarter of 2015. Average transaction deposits decreased $74 million from the second quarter of 2016 and increased $195 million from the third quarter of 2015. Sequential performance was primarily driven by lower savings and interest checking account balances, partially offset by higher money market account balances. The year-over-year increase was primarily driven by higher money market and demand deposit account balances, partially offset by lower interest checking, savings and foreign office account balances. Other time deposits decreased 1 percent sequentially and year-over-year. Average deposit balances were affected by the full quarter impact of $302 million in deposits from the sale of Pennsylvania branches in April of 2016. Excluding the impact of the branch sales in Pennsylvania and St. Louis, average core deposits were flat sequentially and up 1 percent from the third quarter of 2015.

Average commercial transaction deposits of $44 billion were flat sequentially and decreased 4 percent from the third quarter of 2015. The year-over-year decline reflected lower interest checking, savings, and foreign office account balances, partially offset by higher demand deposit account balances.

Average consumer transaction deposits of $51 billion were flat sequentially and increased 4 percent from the third quarter of 2015. Year-over-year growth was driven by higher money market and interest checking account balances, partially offset by lower savings account balances.

Wholesale Funding

	For the Three Months Ended					% Change
	September 2016	June 2016	March 2016	December 2015	September 2015	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates - $100,000 and over	$2,768	$2,819	$2,815	$3,305	$2,924	(2%)	(5%)
Other deposits	749	467	—	7	222	60%	NM
Federal funds purchased	446	693	608	1,182	1,978	(36%)	(77%)
Other short-term borrowings	2,171	3,754	3,564	1,675	1,897	(42%)	14%
Long-term debt	16,102	15,351	14,949	15,738	14,664	5%	10%

Total average wholesale funding	$22,236	$23,084	$21,936	$21,907	$21,685	(4%)	3%

Average wholesale funding of $22.2 billion decreased $848 million, or 4 percent, sequentially, and increased $551 million, or 3 percent, compared with the third quarter of 2015. The sequential decrease in average wholesale funding was primarily driven by the declines in short-term borrowings reflecting the decline in interest-earning assets. The year-over-year increase reflected an increase in long-term debt to fund the growth in interest-earning assets.

Noninterest Income

	For the Three Months Ended					% Change
	September 2016	June 2016	March 2016	December 2015	September 2015	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$143	$138	$137	$144	$145	4%	(1%)
Corporate banking revenue	111	117	102	104	104	(5%)	7%
Mortgage banking net revenue	66	75	78	74	71	(12%)	(7%)
Wealth and asset management revenue	101	101	102	102	103	—	(2%)
Card and processing revenue	79	82	79	77	77	(4%)	3%
Other noninterest income	336	80	136	602	213	NM	58%
Securities gains, net	4	6	3	1	—	(33%)	100%

Total noninterest income	$840	$599	$637	$1,104	$713	40%	18%

Noninterest income of $840 million increased $241 million sequentially and increased $127 million compared with prior year results. The sequential and year-over-year comparisons reflect the impacts described below.

Noninterest Income excluding certain items

	For the Three Months Ended			% Change
	September 2016	June 2016	September 2015	Seq	Yr/Yr
Noninterest Income excluding certain items ($ in millions)
Noninterest income (U.S. GAAP)	$840	$599	$713
Gain from termination and settlement of Vantiv TRA and the expected obligation to terminate and settle the remaining TRA cash flows upon exercise of put or call options	(280)	—	—
Gain on sale of a non-branch facility	(11)	—	—
Vantiv warrant valuation	2	(19)	(130)
Transfer of certain nonconforming investments under Volcker to HFS	9	—	—
Valuation of Visa total return swap	12	50	8
Branch / land impairment charge	28	—	—
Gain on sale of certain branches	—	(11)	—
Gain on sale of the non-strategic agented bankcard loan portfolio	—	(11)	—
Securities (gains) / losses	(4)	(6)	—

Noninterest income excluding certain items(a)	$596	$602	$591	(1%)	1%

(a)	Non-GAAP measure; see discussion of non-GAAP on page 33

Excluding the items in the table above, noninterest income of $596 million decreased $6 million, or 1 percent, from the previous quarter and increased $5 million, or 1 percent, from the third quarter of 2015. The sequential decrease was primarily due to the change in net mortgage servicing rights (MSR) valuation adjustments and corporate banking revenue, partially offset by an increase in service charges on deposits. The year-over-year increase was driven by increases in corporate banking revenue and card and processing revenue.

Service charges on deposits of $143 million increased 4 percent from the second quarter of 2016, and decreased 1 percent compared with the same quarter last year. The sequential increase primarily reflected a 6 percent increase in retail service charges due to seasonally higher overdraft occurrences, as well as a 3 percent increase in commercial service charges. The decrease from the third quarter of 2015 was primarily due to a 6 percent decrease in retail service charges due lower checking fees driven by a change in product offering.

Corporate banking revenue of $111 million decreased $6 million compared to the second quarter of 2016 and increased $7 million from the third quarter of 2015. The sequential comparison reflects decreases in loan syndication revenue and foreign exchange fees, partially offset by an increase in institutional sales revenue. The year-over-year increase was primarily driven by higher institutional sales revenue and loan syndication revenue, partially offset by lower foreign exchange fees and interest rate derivative fees.

Mortgage banking net revenue was $66 million in the third quarter of 2016, down $9 million from the second quarter of 2016 and down $5 million from the third quarter of 2015. Originations were $2.9 billion in the current quarter, increasing 7 percent sequentially and 27 percent from the same quarter last year. Third quarter 2016 originations resulted in $61 million of origination fees and gains on loan sales, compared with $54 million during the previous quarter and $46 million during the third quarter of 2015. Mortgage servicing fees were $49 million this quarter, $50 million in the second quarter of 2016, and $54 million in the third quarter of 2015. Mortgage banking net revenue is also affected by net servicing asset valuation adjustments, which include MSR amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These adjustments resulted in a negative $44 million in the third quarter of 2016 (reflecting MSR amortization of $35 million and net MSR valuation adjustments of negative $9 million); negative $29 million in the second quarter of 2016 (MSR amortization of $35 million and net MSR valuation adjustments of positive $6 million); and negative $29 million in the third quarter of 2015 (MSR amortization of $37 million and net MSR valuation adjustments of positive $8 million). The mortgage servicing asset, net of the valuation reserve, was $619 million at quarter end on a servicing portfolio of $55 billion.

Wealth and asset management revenue of $101 million was flat from the second quarter of 2016 and decreased 2 percent from the third quarter of 2015. The year-over-year decline was primarily driven by lower securities and brokerage fees, partially offset by an increase in personal asset management fees.

Card and processing revenue of $79 million in the third quarter of 2016 decreased 4 percent sequentially and increased 3 percent from the third quarter of 2015. The sequential decrease reflected a decline in the number of actively used cards and lower spend volume. The year-over-year increase reflected an increase in customer transactions and a higher number of actively used cards.

Other noninterest income totaled $336 million in the third quarter of 2016, compared with $80 million in the previous quarter and $213 million in the third quarter of 2015. As previously described, the results included the adjustments in the table on page 9 with the exception of securities gains in all comparable periods. Excluding these items, other noninterest income of $96 million increased approximately $7 million, or 8 percent, from the second quarter of 2016 and increased approximately $5 million, or 5 percent, from the third quarter of 2015.

Net gains on investment securities were $4 million in the third quarter of 2016, compared with $6 million in the previous quarter and an immaterial gain in the third quarter of 2015.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2016	June 2016	March 2016	December 2015	September 2015	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$400	$407	$403	$386	$387	(2%)	3%
Employee benefits	78	85	100	74	72	(8%)	8%
Net occupancy expense	73	75	77	83	77	(3%)	(5%)
Technology and communications	62	60	56	59	56	3%	11%
Equipment expense	29	30	30	32	31	(3%)	(6%)
Card and processing expense	30	37	35	40	40	(19%)	(25%)
Other noninterest expense	301	289	285	289	280	4%	8%

Total noninterest expense	$973	$983	$986	$963	$943	(1%)	3%

Noninterest expense of $973 million declined $10 million, or 1 percent, compared with the second quarter of 2016 and increased $30 million, or 3 percent, compared with the third quarter of 2015. The sequential comparison reflected a decrease in compensation-related expenses and employee benefits resulting from the impact of the second quarter of 2016 retirement eligibility change, the previously disclosed review of business units and staff functions, as well as reduced card and processing expense. The year-over-year increase reflected higher compensation expense as a result of personnel additions primarily in risk and compliance and information technology, as well as the change in provision for unfunded commitments. This increase was partially offset by a decrease in card and processing expense primarily due to contract renegotiations and $6 million in executive retirement expense in the third quarter of 2015.

Credit Quality

	For the Three Months Ended
	September 2016	June 2016	March 2016	December 2015	September 2015
Total net losses charged-off ($ in millions)
Commercial and industrial loans	($61)	($39)	($46)	($30)	($128)
Commercial mortgage loans	(2)	(6)	(6)	(3)	(11)
Commercial construction loans	—	—	—	—	(3)
Commercial leases	—	(1)	(2)	(1)	—
Residential mortgage loans	(2)	(2)	(2)	(3)	(3)
Home equity	(7)	(6)	(8)	(9)	(9)
Automobile loans	(9)	(8)	(9)	(9)	(7)
Credit card	(20)	(21)	(20)	(19)	(21)
Other consumer loans and leases	(6)	(4)	(3)	(6)	(6)

Total net losses charged-off	($107)	($87)	($96)	($80)	($188)

Total losses charged-off	($137)	($105)	($116)	($105)	($209)
Total recoveries of losses previously charged-off	30	18	20	25	21

Total net losses charged-off	($107)	($87)	($96)	($80)	($188)
Ratios (annualized)
Net losses charged-off as a percent of average portfolio loans and leases (excluding held for sale)	0.45%	0.37%	0.42%	0.34%	0.80%
Commercial	0.43%	0.32%	0.38%	0.24%	0.99%
Consumer	0.49%	0.45%	0.48%	0.49%	0.51%

Net charge-offs were $107 million, or 45 bps of average portfolio loans and leases on an annualized basis, in the third quarter of 2016 compared with net charge-offs of $87 million, or 37 bps, in the second quarter of 2016 and $188 million, or 80 bps, in the third quarter of 2015. Net charge-offs in the third quarter of 2015 included $102 million related to the restructuring of a student loan backed commercial credit originally extended in 2007. Excluding this credit, net charge-offs were $86 million, or 37 bps, in the third quarter of 2015.

Commercial net charge-offs were $63 million, or 43 bps, and were up $17 million sequentially. The increase was primarily due to higher charge-offs of C&I loans, which increased by $22 million from the second quarter of 2016. Commercial real estate net charge-offs were down $4 million from the previous quarter.

Consumer net charge-offs were $44 million, or 49 bps, and were up $3 million sequentially. Compared with the previous quarter, net charge-offs on residential mortgage loans in the portfolio were flat and net charge-offs on the home equity portfolio increased $1 million. Net charge-offs on the auto portfolio were up $1 million and net charge-offs on credit card loans were down $1 million from the second quarter of 2016. Net charge-offs on other consumer loans of $6 million were up $2 million sequentially.

	For the Three Months Ended
	September	June	March	December	September
	2016	2016	2016	2015	2015
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,299	$1,295	$1,272	$1,261	$1,293
Total net losses charged-off	(107)	(87)	(96)	(80)	(188)
Provision for loan and lease losses	80	91	119	91	156

Allowance for loan and lease losses, ending	$1,272	$1,299	$1,295	$1,272	$1,261

Reserve for unfunded commitments, beginning	$151	$144	$138	$134	$132
Provision for unfunded commitments	11	7	6	4	2

Reserve for unfunded commitments, ending	$162	$151	$144	$138	$134

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,272	$1,299	$1,295	$1,272	$1,261
Reserve for unfunded commitments	162	151	144	138	134

Total allowance for credit losses	$1,434	$1,450	$1,439	$1,410	$1,395
Allowance for loan and lease losses ratio
As a percent of portfolio loans and leases	1.37%	1.38%	1.38%	1.37%	1.35%
As a percent of nonperforming loans and leases(a)	217%	188%	185%	252%	275%
As a percent of nonperforming assets(a)	186%	161%	157%	197%	208%

(a)	Excludes nonaccrual loans in loans held for sale.

Provision for loan and lease losses totaled $80 million in the third quarter of 2016. The allowance represented 1.37 percent of total portfolio loans and leases outstanding as of quarter end, compared with 1.38 percent last quarter, and represented 217 percent of nonperforming loans and leases, and 186 percent of nonperforming assets.

Provision for loan and lease losses decreased $11 million from the second quarter of 2016 impacted by improving nonperforming loans and criticized assets and decreased $76 million from the third quarter of 2015 impacted by improving criticized assets. The third quarter of 2015 included a $35 million impact related to the aforementioned student loan backed commercial credit. The allowance for loan and lease losses decreased $27 million sequentially. As of September 30, the reserve allocated to the energy portfolio was approximately 4.95%, down from approximately 5.97% last quarter.

	As of
	September 2016	June 2016	March 2016	December 2015	September 2015
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$220	$254	$278	$82	$47
Commercial mortgage loans	31	39	51	56	60
Commercial construction loans	—	—	—	—	—
Commercial leases	—	4	4	—	2
Residential mortgage loans	19	27	25	28	31
Home equity	59	61	61	62	65

Total nonaccrual portfolio loans and leases (excludes restructured loans)	$329	$385	$419	$228	$205
Nonaccrual restructured portfolio commercial loans and leases(b)	194	242	210	203	177
Nonaccrual restructured portfolio consumer loans and leases	63	66	72	75	76

Total nonaccrual portfolio loans and leases	$586	$693	$701	$506	$458
Repossessed property	13	15	17	18	17
OREO	84	97	107	123	131

Total nonperforming portfolio assets(a)	$683	$805	$825	$647	$606
Nonaccrual loans held for sale	91	20	3	1	1
Nonaccrual restructured loans held for sale	9	—	2	11	1

Total nonperforming assets	$783	$825	$830	$659	$608

Restructured Portfolio Consumer loans and leases (accrual)	$972	$982	$998	$979	$973
Restructured Portfolio Commercial loans and leases (accrual)(b)	$408	$431	$461	$491	$571

Total loans and leases 90 days past due	$76	$65	$73	$75	$70
Nonperforming portfolio loans and leases as a percent of portfolio loans, leases and other assets, including OREO(a)	0.63%	0.74%	0.75%	0.55%	0.49%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.73%	0.86%	0.88%	0.70%	0.65%

(a)	Does not include nonaccrual loans held for sale.
(b)	Excludes $20 million of restructured nonaccrual loans and $7 million of restructured accruing loans as of September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015. Excludes $21 million of restructured nonaccrual loans and $7 million of restructured accruing loans as of September 30, 2015.

Total nonperforming assets, including loans held-for-sale, decreased $42 million, or 5 percent, from the previous quarter to $783 million. Nonperforming loans (NPLs) at quarter-end decreased $107 million, or 15 percent, from the previous quarter to $586 million or 0.63 percent of total loans, leases and OREO.

Commercial NPAs decreased $103 million from the second quarter to $499 million, or 0.87 percent of commercial loans, leases and OREO. Commercial NPLs decreased $94 million from last quarter to $445 million, or 0.77 percent of commercial loans and leases. C&I NPAs decreased $72 million from the prior quarter to $405 million. Commercial mortgage NPAs decreased $28 million from the previous quarter to $86 million. Commercial construction NPAs decreased $2 million from the previous quarter to $5 million. Commercial lease NPAs were $3 million, down $1 million from the previous quarter. Commercial NPAs included $194 million of nonaccrual troubled debt restructurings (TDRs), compared with $242 million last quarter.

Consumer NPAs decreased $19 million from the second quarter to $184 million, or 0.52 percent of consumer loans, leases and OREO. Consumer NPLs decreased $13 million from last quarter to $141 million, or 0.39 percent of consumer loans and leases. Residential mortgage NPAs decreased $12 million from the second quarter to $57 million. Home equity NPAs decreased $5 million, sequentially, to $89 million. Consumer nonaccrual TDRs were $63 million in the third quarter of 2016, compared with $66 million in the second quarter of 2016.

Third quarter OREO balances included in NPA balances were down $13 million from the second quarter to $84 million, and included $47 million in commercial OREO and $37 million in consumer OREO. Repossessed personal property decreased $2 million from the prior quarter to $13 million.

Loans over 90 days past due and still accruing increased $11 million from the second quarter of 2016 to $76 million. Commercial balances over 90 days past due were $7 million compared with $2 million in the prior quarter, and consumer balances 90 days past due increased $6 million from the previous quarter to $69 million. Loans 30-89 days past due of $205 million were up $9 million from the previous quarter. Commercial balances 30-89 days past due increased $4 million sequentially to $21 million and consumer balances 30-89 days past due were up $5 million from the second quarter at $184 million. The above delinquency figures exclude nonaccruals described previously.

Capital and Liquidity Position

	For the Three Months Ended
	September 2016	June 2016	March 2016	December 2015	September 2015
Capital Position
Average total Bancorp shareholders’ equity to average assets	11.83%	11.60%	11.57%	11.26%	11.24%
Tangible equity(a)	9.73%	9.59%	9.51%	9.55%	9.29%
Tangible common equity (excluding unrealized gains/losses)(a)	8.78%	8.64%	8.55%	8.59%	8.33%
Tangible common equity (including unrealized gains/losses)(a)	9.24%	9.18%	8.97%	8.71%	8.65%

Regulatory capital ratios:
CET1 capital(b)	10.16%	9.94%	9.81%	9.82%	9.40%
Tier I risk-based capital(b)	11.26%	11.03%	10.91%	10.93%	10.49%
Total risk-based capital(b)	14.87%	14.66%	14.66%	14.13%	13.68%
Tier I leverage	9.80%	9.64%	9.57%	9.54%	9.38%

CET1 capital (fully phased-in)(a)(b)	10.08%	9.86%	9.72%	9.72%	9.30%

Book value per share	$20.44	$20.09	$19.46	$18.48	$18.22
Tangible book value per share(a)	$17.22	$16.93	$16.32	$15.39	$15.18

Modified liquidity coverage ratio (LCR)(c)(d)	115%	110%	118%	N/A	N/A

(a)	Non-GAAP measure; see discussion of non-GAAP and Reg G. reconciliation beginning on page 33.
(b)	Under the banking agencies Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(c)	Current period regulatory capital and liquidity ratios are estimated.
(d)	The Bancorp became subject to the Modified LCR regulations effective January 1, 2016.

Capital ratios remained strong during the quarter. The CET1 ratio was 10.16 percent, the tangible common equity to tangible assets ratio* was 8.78 percent (excluding unrealized gains/losses), and 9.24 percent (including unrealized gains/losses). The Tier I risk-based capital ratio was 11.26 percent, the Total risk-based capital ratio was 14.87 percent, and the Tier I leverage ratio was 9.80 percent.

Book value per share at September 30, 2016 was $20.44 and tangible book value per share* was $17.22, compared with the June 30, 2016 book value per share of $20.09 and tangible book value per share* of $16.93.

On August 5, 2016, Fifth Third initially settled a share repurchase agreement whereby Fifth Third would purchase $240 million of its outstanding stock. This reduced third quarter share count by 10.98 million shares. Settlement of the forward contract related to this agreement is expected to occur on or before November 2, 2016.

Tax Rate

The effective tax rate was 25.6 percent in the third quarter of 2016 compared with 22.8 percent in the second quarter of 2016 and 26 percent in the third quarter of 2015. The tax rate in the third quarter of 2016 was impacted by Vantiv-related gains, which were partially offset by an $8 million tax benefit in connection with certain commercial lease terminations. The tax rate in the second quarter of 2016 reflected an $8 million tax benefit related to a change in the estimated deductibility of a prior expense.

*	Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.

Other

On July 27, 2016, Fifth Third Bancorp entered into an agreement with Vantiv, Inc. under which a portion of its Tax Receivable Agreement (“TRA”) with Vantiv was terminated and settled in full for consideration of a cash payment in the amount of $116 million from Vantiv. Under the agreement, Fifth Third Bancorp terminated and settled certain TRA cash flows totaling an estimated $331 million. These cash flows were originally payable to Fifth Third from 2019 - 2035. This sale does not impact the TRA payment expected to be recognized in the fourth quarter of 2016 and the fourth quarter of 2017. Fifth Third will also have the ability to terminate and settle another $394 million of future cash flows for a total of $171 million dollars payable to Fifth Third in 2017 and 2018 in 8 separate quarterly optional executions, which resulted in a $163 million pre-tax gain recognized in the third quarter of 2016. For more detail, see the 8-K dated July 28, 2016.

Fifth Third Bank owns approximately 35 million units representing an 18.3 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm. Based upon Vantiv’s closing price of $56.27 on September 30, 2016, our interest in Vantiv was valued at approximately $2.0 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $390 million as of June 30, 2016. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase approximately 7.8 million additional shares in Vantiv which is carried as a derivative asset at a fair value of $325 million as of September 30, 2016.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, November 3, 2016 by dialing 855-859-2056 for domestic access or 404-537-3406 for international access (passcode 83768757#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2016, the Company had $143 billion in assets and operates 1,191 full-service Banking Centers, including 94 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,497 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2016, had $314 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “anticipates,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated from time to time by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. There is a risk that additional information may become known during the company’s quarterly closing process or as a result of subsequent events that could affect the accuracy of the statements and financial information contained herein.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions or real estate market conditions, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, weaken or are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements and adequate sources of funding and liquidity may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from Fifth Third’s investment in, relationship with, and nature of the operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses; (22) difficulties in separating the operations of any branches or other assets divested; (23) losses or adverse impacts on the carrying values of branches and long-lived assets in connection with their sales or anticipated sales; (24) inability to achieve expected benefits from branch consolidations and planned sales within desired timeframes, if at all; (25) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (26) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

In this release, we may sometimes provide non-GAAP financial information. Please note that although non-GAAP financial measures provide useful insight to analysts, investors and regulators, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures. We provide GAAP reconciliations for non-GAAP measures in our earnings release and presentation, both of which are available in the investor relations section of our website, www.53.com.

# # #

Quarterly Financial Review for September 30, 2016

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-28
Summary of Loans and Leases	29
Regulatory Capital	30
Summary of Credit Loss Experience	31
Asset Quality	32
Regulation G Non-GAAP Reconciliation	33-34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2016	June 2016	September 2015	Seq	Yr/Yr	September 2016	September 2015	Yr/Yr
Income Statement Data
Net interest income(a)(d)	$913	$908	$906	1%	1%	$2,730	$2,650	3%
Noninterest income	840	599	713	40%	18%	2,075	1,900	9%
Total revenue(a)	1,753	1,507	1,619	16%	8%	4,805	4,550	6%
Provision for loan and lease losses	80	91	156	(12%)	(49%)	289	305	(5%)
Noninterest expense	973	983	943	(1%)	3%	2,942	2,814	5%
Net income attributable to Bancorp	516	333	381	55%	35%	1,175	1,056	11%
Net income available to common shareholders	501	310	366	62%	37%	1,123	1,004	12%

Earnings Per Share Data
Net income allocated to common shareholders	$496	$307	$362	62%	37%	$1,112	$994	12%
Average common shares outstanding (in thousands):
Basic	750,886	759,105	795,793	(1%)	(6%)	761,148	803,270	(5%)
Diluted	757,456	765,080	805,023	(1%)	(6%)	766,941	812,099	(6%)
Earnings per share, basic	0.66	0.40	0.46	65%	43%	1.46	1.24	18%
Earnings per share, diluted	0.65	0.40	0.45	63%	44%	1.45	1.22	19%

Common Share Data
Cash dividends per common share	$0.13	$0.13	$0.13	—	—	$0.39	$0.39	—
Book value per share	20.44	20.09	18.22	2%	12%	20.44	18.22	12%
Market price per share	20.46	17.59	18.91	16%	8%	20.46	18.91	8%
Common shares outstanding (in thousands)	755,582	766,346	795,439	(1%)	(5%)	755,582	795,439	(5%)
Market capitalization	$15,459	$13,480	$15,042	15%	3%	$15,459	$15,042	3%

Financial Ratios
Return on average assets	1.44%	0.94%	1.07%	53%	35%	1.10%	1.01%	9%
Return on average common equity	12.8%	8.2%	10.0%	56%	28%	9.8%	9.3%	5%
Return on average tangible common equity(b)(d)	15.2%	9.7%	12.0%	57%	27%	11.7%	11.1%	5%
Noninterest income as a percent of total revenue	48%	40%	44%	20%	9%	43%	42%	2%
Dividend payout ratio	19.7%	32.5%	28.3%	(39%)	(30%)	26.7%	31.5%	(15%)
Average total Bancorp shareholders’ equity as a percent of average assets	11.83%	11.60%	11.24%	2%	5%	11.67%	11.35%	3%
Tangible common equity(c)(d)(j)	8.78%	8.64%	8.33%	2%	5%	8.78%	8.33%	5%
Net interest margin(a)(d)	2.88%	2.88%	2.89%	—	—	2.88%	2.88%	—
Efficiency(a)(d)	55.5%	65.3%	58.2%	(15%)	(5%)	61.2%	61.8%	(1%)
Effective tax rate	25.6%	22.8%	26.0%	12%	(2%)	24.6%	25.9%	(5%)

Credit Quality
Net losses charged-off	$107	$87	$188	23%	(43%)	$289	$366	(21%)
Net losses charged-off as a percent of average portfolio loans and leases	0.45%	0.37%	0.80%	22%	(44%)	0.41%	0.53%	(23%)
ALLL as a percent of portfolio loans and leases	1.37%	1.38%	1.35%	(1%)	1%	1.37%	1.35%	1%
Allowance for credit losses as a percent of portfolio loans and leases(k)	1.54%	1.54%	1.49%	—	3%	1.54%	1.49%	3%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(e)	0.73%	0.86%	0.65%	(15%)	12%	0.73%	0.65%	12%

Average Balances
Loans and leases, including held for sale	$94,417	$94,807	$94,329	—	—	$94,434	$92,919	2%
Total securities and other short-term investments	31,675	32,040	30,102	(1%)	5%	31,763	29,905	6%
Total assets	142,726	142,920	140,706	—	1%	142,410	139,439	2%
Transaction deposits(f)	94,855	94,929	94,660	—	—	94,821	95,100	—
Core deposits(g)	98,875	98,973	98,717	—	—	98,854	99,151	—
Wholesale funding(h)	22,236	23,084	21,685	(4%)	3%	22,418	19,638	14%
Bancorp shareholders’ equity	16,883	16,584	15,815	2%	7%	16,615	15,826	5%

Capital and Liquidity Ratios(i)
CET1 capital(j)	10.16%	9.94%	9.40%	2%	8%	10.16%	9.40%	8%
Tier I risk-based capital(j)	11.26%	11.03%	10.49%	2%	7%	11.26%	10.49%	7%
Total risk-based capital(j)	14.87%	14.66%	13.68%	1%	9%	14.87%	13.68%	9%
Tier I leverage	9.80%	9.64%	9.38%	2%	4%	9.80%	9.38%	4%
CET1 capital (fully phased-in)(j)(d)	10.08%	9.86%	9.30%	2%	8%	10.08%	9.30%	8%
Modified liquidity coverage ratio (LCR)(l)	115%	110%	N/A	4%	—	115%	N/A	—

Operations
Banking centers	1,191	1,191	1,295	—	(5%)	1,191	1,295	(5%)
ATMs	2,497	2,514	2,650	(1%)	(6%)	2,497	2,650	(6%)
Full-time equivalent employees	18,072	18,051	18,311	—	(1%)	18,072	18,311	(1%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and AOCI).
(d)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.
(j)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(k)	The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(l)	The Bancorp became subject to the Modified LCR regulations effective January 1, 2016.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2016	June 2016	March 2016	December 2015	September 2015
Income Statement Data
Net interest income(a)(d)	$913	$908	$909	$904	$906
Noninterest income	840	599	637	1,104	713
Total revenue(a)	1,753	1,507	1,546	2,008	1,619
Provision for loan and lease losses	80	91	119	91	156
Noninterest expense	973	983	986	963	943
Net income attributable to Bancorp	516	333	327	657	381
Net income available to common shareholders	501	310	312	634	366

Earnings Per Share Data
Net income allocated to common shareholders	$496	$307	$309	$627	$362
Average common shares outstanding (in thousands):
Basic	750,886	759,105	773,564	784,855	795,793
Diluted	757,456	765,080	778,392	794,481	805,023
Earnings per share, basic	0.66	0.40	0.40	0.80	0.46
Earnings per share, diluted	0.65	0.40	0.40	0.79	0.45

Common Share Data
Cash dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.13
Book value per share	20.44	20.09	19.46	18.48	18.22
Market price per share	20.46	17.59	16.69	20.10	18.91
Common shares outstanding (in thousands)	755,582	766,346	770,471	785,080	795,439
Market capitalization	$15,459	$13,480	$12,859	$15,780	$15,042

Financial Ratios
Return on average assets	1.44%	0.94%	0.93%	1.83%	1.07%
Return on average common equity	12.8%	8.2%	8.3%	17.2%	10.0%
Return on average tangible common equity(b)(d)	15.2%	9.7%	9.9%	20.6%	12.0%
Noninterest income as a percent of total revenue	48%	40%	41%	55%	44%
Dividend payout ratio	19.7%	32.5%	32.5%	16.3%	28.3%
Average total Bancorp shareholders’ equity as a percent of average assets	11.83%	11.60%	11.57%	11.26%	11.24%
Tangible common equity(c)(d)(j)	8.78%	8.64%	8.55%	8.59%	8.33%
Net interest margin(a)(d)	2.88%	2.88%	2.91%	2.85%	2.89%
Efficiency(a)(d)	55.5%	65.3%	63.8%	48.0%	58.2%
Effective tax rate	25.6%	22.8%	25.0%	30.7%	26.0%

Credit Quality
Net losses charged-off	$107	$87	$96	$80	$188
Net losses charged-off as a percent of average portfolio loans and leases	0.45%	0.37%	0.42%	0.34%	0.80%
ALLL as a percent of portfolio loans and leases	1.37%	1.38%	1.38%	1.37%	1.35%
Allowance for credit losses as a percent of portfolio loans and leases(k)	1.54%	1.54%	1.54%	1.52%	1.49%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(e)	0.73%	0.86%	0.88%	0.70%	0.65%

Average Balances
Loans and leases, including held for sale	$94,417	$94,807	$94,078	$94,587	$94,329
Total securities and other short-term investments	31,675	32,040	31,573	31,256	30,102
Total assets	142,726	142,920	141,582	141,973	140,706
Transaction deposits(f)	94,855	94,929	94,680	95,676	94,660
Core deposits(g)	98,875	98,973	98,715	99,728	98,717
Wholesale funding(h)	22,236	23,084	21,936	21,907	21,685
Bancorp shareholders’ equity	16,883	16,584	16,376	15,982	15,815

Capital and Liquidity Ratios(i)
CET1 capital(j)	10.16%	9.94%	9.81%	9.82%	9.40%
Tier I risk-based capital(j)	11.26%	11.03%	10.91%	10.93%	10.49%
Total risk-based capital(j)	14.87%	14.66%	14.66%	14.13%	13.68%
Tier I leverage	9.80%	9.64%	9.57%	9.54%	9.38%
CET1 capital (fully phased-in)(j)(d)	10.08%	9.86%	9.72%	9.72%	9.30%
Modified liquidity coverage ratio (LCR)(l)	115%	110%	118%	N/A	N/A

Operations
Banking centers	1,191	1,191	1,241	1,254	1,295
ATMs	2,497	2,514	2,556	2,593	2,650
Full-time equivalent employees	18,072	18,051	18,200	18,261	18,311

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and AOCI).
(d)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.
(j)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(k)	The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(l)	The Bancorp became subject to the Modified LCR regulations effective January 1, 2016.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2016	June 2016	September 2015	Seq	Yr/Yr	September 2016	September 2015	Yr/Yr
Interest Income
Interest and fees on loans and leases	$816	$808	$795	1%	3%	$2,429	$2,355	3%
Interest on securities	239	236	230	1%	4%	707	637	11%
Interest on other short-term investments	2	2	1	—	100%	6	7	(14%)

Total interest income	1,057	1,046	1,026	1%	3%	3,142	2,999	5%

Interest Expense
Interest on deposits	51	50	44	2%	16%	151	140	8%
Interest on federal funds purchased	—	1	—	(100%)	—	2	—	100%
Interest on other short-term borrowings	2	3	1	(33%)	100%	8	2	NM
Interest on long-term debt	97	90	80	8%	21%	269	221	22%

Total interest expense	150	144	125	4%	20%	430	363	18%

Net Interest Income	907	902	901	1%	1%	2,712	2,636	3%

Provision for loan and lease losses	80	91	156	(12%)	(49%)	289	305	(5%)

Net Interest Income After Provision for Loan and Lease Losses	827	811	745	2%	11%	2,423	2,331	4%

Noninterest Income
Service charges on deposits	143	138	145	4%	(1%)	417	419	—
Corporate banking revenue	111	117	104	(5%)	7%	330	280	18%
Mortgage banking net revenue	66	75	71	(12%)	(7%)	219	274	(20%)
Wealth and asset management revenue	101	101	103	—	(2%)	304	315	(3%)
Card and processing revenue	79	82	77	(4%)	3%	240	225	7%
Other noninterest income	336	80	213	NM	58%	552	378	46%
Securities gains, net	4	6	—	(33%)	100%	13	9	44%

Total noninterest income	840	599	713	40%	18%	2,075	1,900	9%

Noninterest Expense
Salaries, wages and incentives	400	407	387	(2%)	3%	1,209	1,139	6%
Employee benefits	78	85	72	(8%)	8%	263	248	6%
Net occupancy expense	73	75	77	(3%)	(5%)	226	238	(5%)
Technology and communications	62	60	56	3%	11%	178	165	8%
Equipment expense	29	30	31	(3%)	(6%)	89	92	(3%)
Card and processing expense	30	37	40	(19%)	(25%)	101	114	(11%)
Other noninterest expense	301	289	280	4%	8%	876	818	7%

Total noninterest expense	973	983	943	(1%)	3%	2,942	2,814	5%

Income Before Income Taxes	694	427	515	63%	35%	1,556	1,417	10%
Applicable income tax expense	178	98	134	82%	33%	385	367	5%

Net Income	516	329	381	57%	35%	1,171	1,050	12%
Less: Net income attributable to noncontrolling interests	—	(4)	—	(100%)	—	(4)	(6)	(33%)

Net Income Attributable to Bancorp	516	333	381	55%	35%	1,175	1,056	11%
Dividends on preferred stock	15	23	15	(35%)	—	52	52	—

Net Income Available to Common Shareholders	$501	$310	$366	62%	37%	$1,123	$1,004	12%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September 2016	June 2016	March 2016	December 2015	September 2015
Interest Income
Interest and fees on loans and leases	$816	$808	$804	$797	$795
Interest on securities	239	236	232	231	230
Interest on other short-term investments	2	2	2	2	1

Total interest income	1,057	1,046	1,038	1,030	1,026
Taxable equivalent adjustment	6	6	6	5	5

Total interest income (taxable equivalent)(a)	1,063	1,052	1,044	1,035	1,031

Interest Expense
Interest on deposits	51	50	49	46	44
Interest on federal funds purchased	—	1	1	—	—
Interest on other short-term borrowings	2	3	3	1	1
Interest on long-term debt	97	90	82	84	80

Total interest expense	150	144	135	131	125

Net Interest Income (Taxable Equivalent)	913	908	909	904	906

Provision for loan and lease losses	80	91	119	91	156

Net Interest Income (Taxable Equivalent) After Provision for Provision for Loan and Lease Losses	833	817	790	813	750

Noninterest Income
Service charges on deposits	143	138	137	144	145
Corporate banking revenue	111	117	102	104	104
Mortgage banking net revenue	66	75	78	74	71
Wealth and asset management revenue	101	101	102	102	103
Card and processing revenue	79	82	79	77	77
Other noninterest income	336	80	136	602	213
Securities gains, net	4	6	3	1	—

Total noninterest income	840	599	637	1,104	713

Noninterest Expense
Salaries, wages and incentives	400	407	403	386	387
Employee benefits	78	85	100	74	72
Net occupancy expense	73	75	77	83	77
Technology and communications	62	60	56	59	56
Equipment expense	29	30	30	32	31
Card and processing expense	30	37	35	40	40
Other noninterest expense	301	289	285	289	280

Total noninterest expense	973	983	986	963	943

Income Before Income Taxes (Taxable Equivalent)(a)	700	433	441	954	520
Taxable equivalent adjustment	6	6	6	5	5

Income Before Income Taxes	694	427	435	949	515
Applicable income tax expense	178	98	108	292	134

Net Income	516	329	327	657	381
Less: Net Income attributable to noncontrolling interests	—	(4)	—	—	—

Net Income Attributable to Bancorp	516	333	327	657	381
Dividends on preferred stock	15	23	15	23	15

Net Income Available to Common Shareholders	$501	$310	$312	$634	$366

(a)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September	June	September
	2016	2016	2015	Seq	Yr/Yr
Assets
Cash and due from banks	$2,164	$2,359	$2,455	(8%)	(12%)
Available-for-sale and other securities(a)	30,689	31,455	28,799	(2%)	7%
Held-to-maturity securities(b)	56	62	157	(10%)	(64%)
Trading securities	431	401	374	7%	15%
Other short-term investments	2,995	1,818	1,994	65%	50%
Loans held for sale	1,060	877	994	21%	7%
Portfolio loans and leases:
Commercial and industrial loans	42,727	43,558	42,948	(2%)	(1%)
Commercial mortgage loans	6,856	6,875	7,061	—	(3%)
Commercial construction loans	3,905	3,706	3,101	5%	26%
Commercial leases	3,995	3,978	3,898	—	2%
Residential mortgage loans	14,643	14,307	13,392	2%	9%
Home equity	7,864	7,988	8,427	(2%)	(7%)
Automobile loans	10,349	10,671	11,826	(3%)	(12%)
Credit card	2,169	2,172	2,229	—	(3%)
Other consumer loans and leases	643	654	692	(2%)	(7%)

Portfolio loans and leases	93,151	93,909	93,574	(1%)	—
Allowance for loan and lease losses	(1,272)	(1,299)	(1,261)	(2%)	1%

Portfolio loans and leases, net	91,879	92,610	92,313	(1%)	—
Bank premises and equipment	2,084	2,144	2,264	(3%)	(8%)
Operating lease equipment	771	756	680	2%	13%
Goodwill	2,416	2,416	2,416	—	—
Intangible assets	10	10	13	—	(23%)
Servicing rights	619	621	757	—	(18%)
Other assets	8,105	8,096	8,667	—	(6%)

Total Assets	$143,279	$143,625	$141,883	—	1%

Liabilities
Deposits:
Demand	$35,625	$36,137	$34,832	(1%)	2%
Interest checking	24,483	24,571	24,832	—	(1%)
Savings	14,019	14,356	14,632	(2%)	(4%)
Money market	19,910	19,125	18,887	4%	5%
Foreign office	518	453	754	14%	(31%)
Other time	3,971	4,021	4,041	(1%)	(2%)
Certificates $100,000 and over	2,745	2,778	2,915	(1%)	(6%)
Other	—	430	—	(100%)	—

Total deposits	101,271	101,871	100,893	(1%)	—
Federal funds purchased	126	108	132	17%	(5%)
Other short-term borrowings	3,494	3,979	4,904	(12%)	(29%)
Accrued taxes, interest and expenses	2,178	2,187	1,990	—	9%
Other liabilities	2,516	2,495	2,614	1%	(4%)
Long-term debt	16,890	16,231	15,492	4%	9%

Total Liabilities	126,475	126,871	126,025	—	—

Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	1,331	1,331	1,331	—	—
Capital surplus	2,745	2,754	2,659	—	3%
Retained earnings	13,180	12,778	11,826	3%	11%
Accumulated other comprehensive income	755	889	522	(15%)	45%
Treasury stock	(3,286)	(3,077)	(2,563)	7%	28%

Total Bancorp shareholders’ equity	16,776	16,726	15,826	—	6%
Noncontrolling interests	28	28	32	—	(13%)

Total Equity	16,804	16,754	15,858	—	6%

Total Liabilities and Equity	$143,279	$143,625	$141,883	—	1%

(a) Amortized cost	$29,486	$30,101	$27,986	(2%)	5%
(b) Market values	56	62	157	(10%)	(64%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	755,582	766,346	795,439	(1%)	(5%)
Treasury	168,310	157,547	128,453	7%	31%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September	June	March	December	September
	2016	2016	2016	2015	2015
Assets
Cash and due from banks	$2,164	$2,359	$2,298	$2,540	$2,455
Available-for-sale and other securities(a)	30,689	31,455	29,891	29,044	28,799
Held-to-maturity securities(b)	56	62	64	70	157
Trading securities	431	401	405	386	374
Other short-term investments	2,995	1,818	1,778	2,671	1,994
Loans held for sale	1,060	877	803	903	994
Portfolio loans and leases:
Commercial and industrial loans	42,727	43,558	43,433	42,131	42,948
Commercial mortgage loans	6,856	6,875	6,864	6,957	7,061
Commercial construction loans	3,905	3,706	3,428	3,214	3,101
Commercial leases	3,995	3,978	3,956	3,854	3,898
Residential mortgage loans	14,643	14,307	13,895	13,716	13,392
Home equity	7,864	7,988	8,112	8,301	8,427
Automobile loans	10,349	10,671	11,128	11,493	11,826
Credit card	2,169	2,172	2,138	2,259	2,229
Other consumer loans and leases	643	654	651	657	692

Portfolio loans and leases	93,151	93,909	93,605	92,582	93,574
Allowance for loan and lease losses	(1,272)	(1,299)	(1,295)	(1,272)	(1,261)

Portfolio loans and leases, net	91,879	92,610	92,310	91,310	92,313
Bank premises and equipment	2,084	2,144	2,185	2,239	2,264
Operating lease equipment	771	756	738	707	680
Goodwill	2,416	2,416	2,416	2,416	2,416
Intangible assets	10	10	11	12	13
Servicing rights	619	621	685	785	757
Other assets	8,105	8,096	8,846	7,965	8,667

Total Assets	$143,279	$143,625	$142,430	$141,048	$141,883

Liabilities
Deposits:
Demand	$35,625	$36,137	$35,858	$36,267	$34,832
Interest checking	24,483	24,571	25,182	26,768	24,832
Savings	14,019	14,356	14,738	14,601	14,632
Money market	19,910	19,125	19,377	18,494	18,887
Foreign office	518	453	441	464	754
Other time	3,971	4,021	4,049	4,019	4,041
Certificates $100,000 and over	2,745	2,778	2,830	2,592	2,915
Other	—	430	—	—	—

Total deposits	101,271	101,871	102,475	103,205	100,893
Federal funds purchased	126	108	134	151	132
Other short-term borrowings	3,494	3,979	3,523	1,507	4,904
Accrued taxes, interest and expenses	2,178	2,187	2,011	2,164	1,990
Other liabilities	2,516	2,495	2,627	2,341	2,614
Long-term debt	16,890	16,231	15,305	15,810	15,492

Total Liabilities	126,475	126,871	126,075	125,178	126,025

Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	1,331	1,331	1,331	1,331	1,331
Capital surplus	2,745	2,754	2,686	2,666	2,659
Retained earnings	13,180	12,778	12,570	12,358	11,826
Accumulated other comprehensive income	755	889	684	197	522
Treasury stock	(3,286)	(3,077)	(2,999)	(2,764)	(2,563)

Total Bancorp shareholders’ equity	16,776	16,726	16,323	15,839	15,826
Noncontrolling interests	28	28	32	31	32

Total Equity	16,804	16,754	16,355	15,870	15,858

Total Liabilities and Equity	$143,279	$143,625	$142,430	$141,048	$141,883

(a) Amortized cost	$29,486	$30,101	$28,838	$28,678	$27,986
(b) Market values	56	62	64	70	157
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	755,582	766,346	770,471	785,080	795,439
Treasury	168,310	157,547	153,422	138,812	128,453

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	September	September	September	September
	2016	2015	2016	2015
Total equity, beginning	$16,754	$15,638	$15,870	$15,665
Net income attributable to Bancorp	516	381	1,175	1,056
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(114)	201	527	53
Qualifying cash flow hedges	(22)	29	26	35
Change in accumulated other comprehensive income related to employee benefit plans	2	1	5	5

Comprehensive income	382	612	1,733	1,149

Cash dividends declared:
Common stock	(99)	(103)	(300)	(315)
Preferred stock	(15)	(15)	(52)	(52)
Impact of stock transactions under stock compensation plans, net	21	27	62	54
Shares acquired for treasury	(240)	(300)	(506)	(635)
Noncontrolling interest	—	(1)	(4)	(6)
Other	1	—	1	(2)

Total equity, ending	$16,804	$15,858	$16,804	$15,858

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September	June	September
	2016	2016	2015	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$43,125	$43,878	$43,162	(2%)	—
Commercial mortgage loans	6,891	6,835	7,038	1%	(2%)
Commercial construction loans	3,848	3,551	2,966	8%	30%
Commercial leases	3,963	3,904	3,847	2%	3%
Residential mortgage loans	15,346	14,842	13,976	3%	10%
Home equity	7,918	8,059	8,521	(2%)	(7%)
Automobile loans	10,508	10,887	11,881	(3%)	(12%)
Credit card	2,165	2,198	2,277	(2%)	(5%)
Other consumer loans and leases	653	653	661	—	(1%)
Taxable securities	29,772	30,002	28,251	(1%)	5%
Tax exempt securities	76	85	52	(11%)	46%
Other short-term investments	1,827	1,953	1,799	(6%)	2%

Total interest-earning assets	126,092	126,847	124,431	(1%)	1%
Cash and due from banks	2,289	2,228	2,503	3%	(9%)
Other assets	15,644	15,140	15,064	3%	4%
Allowance for loan and lease losses	(1,299)	(1,295)	(1,292)	—	1%

Total Assets	$142,726	$142,920	$140,706	—	1%

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$24,475	$24,714	$25,590	(1%)	(4%)
Savings deposits	14,232	14,576	14,868	(2%)	(4%)
Money market deposits	19,706	19,243	18,253	2%	8%
Foreign office deposits	524	484	718	8%	(27%)
Other time deposits	4,020	4,044	4,057	(1%)	(1%)
Certificates $100,000 and over	2,768	2,819	2,924	(2%)	(5%)
Other deposits	749	467	222	60%	NM
Federal funds purchased	446	693	1,978	(36%)	(77%)
Other short-term borrowings	2,171	3,754	1,897	(42%)	14%
Long-term debt	16,102	15,351	14,664	5%	10%

Total interest-bearing liabilities	85,193	86,145	85,171	(1%)	—
Demand deposits	35,918	35,912	35,231	—	2%
Other liabilities	4,704	4,247	4,458	11%	6%

Total Liabilities	125,815	126,304	124,860	—	1%
Total Equity	16,911	16,616	15,846	2%	7%

Total Liabilities and Equity	$142,726	$142,920	$140,706	—	1%

	For the Three Months Ended			bps Change
Yield Analysis	September	June	September
	2016	2016	2015	Seq	Yr/Yr
Interest-earning assets:
Commercial and industrial loans(a)	3.28%	3.25%	3.11%	3	17
Commercial mortgage loans(a)	3.31%	3.28%	3.17%	3	14
Commercial construction loans(a)	3.43%	3.36%	3.13%	7	30
Commercial leases(a)	2.64%	2.71%	2.72%	(7)	(8)
Residential mortgage loans	3.51%	3.57%	3.63%	(6)	(12)
Home equity	3.76%	3.81%	3.61%	(5)	15
Automobile loans	2.71%	2.68%	2.62%	3	9
Credit card	10.34%	10.47%	10.38%	(13)	(4)
Other consumer loans and leases	6.90%	6.36%	6.81%	54	9

Total loans and leases	3.46%	3.45%	3.36%	1	10
Taxable securities	3.18%	3.16%	3.23%	2	(5)
Tax exempt securities(a)	4.91%	4.09%	5.20%	82	(29)
Other short-term investments	0.44%	0.43%	0.23%	1	21

Total interest-earning assets	3.36%	3.34%	3.29%	2	7

Interest-bearing liabilities:
Interest checking deposits	0.23%	0.22%	0.18%	1	5
Savings deposits	0.04%	0.05%	0.05%	(1)	(1)
Money market deposits	0.27%	0.26%	0.21%	1	6
Foreign office deposits	0.17%	0.15%	0.14%	2	3
Other time deposits	1.24%	1.24%	1.19%	—	5
Certificates $100,000 and over	1.28%	1.29%	1.16%	(1)	12
Other deposits	0.41%	0.40%	0.16%	1	25
Federal funds purchased	0.40%	0.39%	0.14%	1	26
Other short-term borrowings	0.30%	0.36%	0.13%	(6)	17
Long-term debt	2.40%	2.36%	2.16%	4	24

Total interest-bearing liabilities	0.70%	0.67%	0.58%	3	12

Ratios:
Net interest margin (taxable equivalent)(b)	2.88%	2.88%	2.89%	—	(1)
Net interest rate spread (taxable equivalent)	2.66%	2.67%	2.71%	(1)	(5)
Interest-bearing liabilities to interest-earning assets	67.56%	67.91%	68.45%	(35)	(89)

(a)	Presented on a fully taxable equivalent basis.
(b)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September	September
	2016	2015	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$43,376	$42,399	2%
Commercial mortgage loans	6,878	7,144	(4%)
Commercial construction loans	3,567	2,574	39%
Commercial leases	3,914	3,780	4%
Residential mortgage loans	14,866	13,624	9%
Home equity	8,072	8,658	(7%)
Automobile loans	10,892	11,905	(9%)
Credit card	2,213	2,298	(4%)
Other consumer loans and leases	656	537	22%
Taxable securities	29,798	26,251	14%
Tax exempt securities	80	57	40%
Other short-term investments	1,885	3,597	(48%)

Total interest-earning assets	126,197	122,824	3%
Cash and due from banks	2,284	2,655	(14%)
Other assets	15,218	15,264	—
Allowance for loan and lease losses	(1,289)	(1,304)	(1%)

Total Assets	$142,410	$139,439	2%

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$24,974	$26,452	(6%)
Savings deposits	14,469	15,065	(4%)
Money market deposits	19,203	17,942	7%
Foreign office deposits	497	844	(41%)
Other time deposits	4,033	4,051	—
Certificates $100,000 and over	2,801	2,722	3%
Other deposits	407	75	NM
Federal funds purchased	582	832	(30%)
Other short-term borrowings	3,160	1,736	82%
Long-term debt	15,468	14,273	8%

Total interest-bearing liabilities	85,594	83,992	2%
Demand deposits	35,678	34,797	3%
Other liabilities	4,492	4,788	(6%)

Total Liabilities	125,764	123,577	2%
Total Equity	16,646	15,862	5%

Total Liabilities and Equity	$142,410	$139,439	2%

	Year to Date		bps Change
Yield Analysis	September	September
	2016	2015	Yr/Yr
Interest-earning assets:
Commercial and industrial loans(a)	3.25%	3.14%	11
Commercial mortgage loans(a)	3.29%	3.22%	7
Commercial construction loans(a)	3.39%	3.17%	22
Commercial leases(a)	2.71%	2.82%	(11)
Residential mortgage loans	3.57%	3.71%	(14)
Home equity	3.79%	3.64%	15
Automobile loans	2.68%	2.65%	3
Credit card	10.48%	10.31%	17
Other consumer loans and leases	6.51%	8.45%	(194)

Total loans and leases	3.46%	3.41%	5
Taxable securities	3.16%	3.24%	(8)
Tax exempt securities(a)	4.43%	5.08%	(65)
Other short-term investments	0.43%	0.25%	18

Total interest-earning assets	3.35%	3.28%	7

Interest-bearing liabilities:
Interest checking deposits	0.23%	0.19%	4
Savings deposits	0.05%	0.06%	(1)
Money market deposits	0.26%	0.25%	1
Foreign office deposits	0.16%	0.16%	—
Other time deposits	1.23%	1.20%	3
Certificates $100,000 and over	1.28%	1.19%	9
Other deposits	0.41%	0.16%	25
Federal funds purchased	0.38%	0.13%	25
Other short-term borrowings	0.36%	0.12%	24
Long-term debt	2.33%	2.08%	25

Total interest-bearing liabilities	0.67%	0.58%	9

Ratios:
Net interest margin (taxable equivalent)(b)	2.88%	2.88%	—
Net interest rate spread (taxable equivalent)	2.68%	2.70%	(2)
Interest-bearing liabilities to interest-earning assets	67.83%	68.38%	(55)

(a)	Presented on a fully taxable equivalent basis.
(b)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September	June	March	December	September
	2016	2016	2016	2015	2015
Assets
Interest-earning assets:
Commercial and industrial loans	$43,125	$43,878	$43,127	$43,175	$43,162
Commercial mortgage loans	6,891	6,835	6,908	7,053	7,038
Commercial construction loans	3,848	3,551	3,297	3,141	2,966
Commercial leases	3,963	3,904	3,875	3,841	3,847
Residential mortgage loans	15,346	14,842	14,405	14,315	13,976
Home equity	7,918	8,059	8,241	8,394	8,521
Automobile loans	10,508	10,887	11,285	11,674	11,881
Credit card	2,165	2,198	2,277	2,320	2,277
Other consumer loans and leases	653	653	663	674	661
Taxable securities	29,772	30,002	29,619	28,951	28,251
Tax exempt securities	76	85	78	52	52
Other short-term investments	1,827	1,953	1,876	2,253	1,799

Total interest-earning assets	126,092	126,847	125,651	125,843	124,431
Cash and due from banks	2,289	2,228	2,335	2,466	2,503
Other assets	15,644	15,140	14,869	14,925	15,064
Allowance for loan and lease losses	(1,299)	(1,295)	(1,273)	(1,261)	(1,292)

Total Assets	$142,726	$142,920	$141,582	$141,973	$140,706

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$24,475	$24,714	$25,740	$25,296	$25,590
Savings deposits	14,232	14,576	14,601	14,615	14,868
Money market deposits	19,706	19,243	18,655	18,775	18,253
Foreign office deposits	524	484	483	736	718
Other time deposits	4,020	4,044	4,035	4,052	4,057
Certificates $100,000 and over	2,768	2,819	2,815	3,305	2,924
Other deposits	749	467	—	7	222
Federal funds purchased	446	693	608	1,182	1,978
Other short-term borrowings	2,171	3,754	3,564	1,675	1,897
Long-term debt	16,102	15,351	14,949	15,738	14,664

Total interest-bearing liabilities	85,193	86,145	85,450	85,381	85,171
Demand deposits	35,918	35,912	35,201	36,254	35,231
Other liabilities	4,704	4,247	4,524	4,325	4,458

Total Liabilities	125,815	126,304	125,175	125,960	124,860
Total Equity	16,911	16,616	16,407	16,013	15,846

Total Liabilities and Equity	$142,726	$142,920	$141,582	$141,973	$140,706

Yield Analysis
Interest-earning assets:
Commercial and industrial loans(a)	3.28%	3.25%	3.23%	3.12%	3.11%
Commercial mortgage loans(a)	3.31%	3.28%	3.27%	3.11%	3.17%
Commercial construction loans(a)	3.43%	3.36%	3.38%	3.18%	3.13%
Commercial leases(a)	2.64%	2.71%	2.77%	2.68%	2.72%
Residential mortgage loans	3.51%	3.57%	3.63%	3.62%	3.63%
Home equity	3.76%	3.81%	3.80%	3.57%	3.61%
Automobile loans	2.71%	2.68%	2.65%	2.67%	2.62%
Credit card	10.34%	10.47%	10.64%	10.17%	10.38%
Other consumer loans and leases	6.90%	6.36%	6.27%	6.95%	6.81%

Total loans and leases	3.46%	3.45%	3.46%	3.36%	3.36%
Taxable securities	3.18%	3.16%	3.14%	3.16%	3.23%
Tax exempt securities(a)	4.91%	4.09%	4.32%	5.69%	5.20%
Other short-term investments	0.44%	0.43%	0.42%	0.28%	0.23%

Total interest-earning assets	3.36%	3.34%	3.34%	3.26%	3.29%

Interest-bearing liabilities:
Interest checking deposits	0.23%	0.22%	0.23%	0.19%	0.18%
Savings deposits	0.04%	0.05%	0.04%	0.05%	0.05%
Money market deposits	0.27%	0.26%	0.25%	0.22%	0.21%
Foreign office deposits	0.17%	0.15%	0.15%	0.14%	0.14%
Other time deposits	1.24%	1.24%	1.22%	1.20%	1.19%
Certificates $100,000 and over	1.28%	1.29%	1.28%	1.09%	1.16%
Other deposits	0.41%	0.40%	0.00%	0.09%	0.16%
Federal funds purchased	0.40%	0.39%	0.36%	0.12%	0.14%
Other short-term borrowings	0.30%	0.36%	0.39%	0.12%	0.13%
Long-term debt	2.40%	2.36%	2.22%	2.12%	2.16%

Total interest-bearing liabilities	0.70%	0.67%	0.64%	0.61%	0.58%

Ratios:
Net interest margin (taxable equivalent)(b)	2.88%	2.88%	2.91%	2.85%	2.89%
Net interest rate spread (taxable equivalent)	2.66%	2.67%	2.70%	2.65%	2.71%
Interest-bearing liabilities to interest-earning assets	67.56%	67.91%	68.01%	67.85%	68.45%

(a)	Presented on a fully taxable equivalent basis.
(b)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September	June	March	December	September
	2016	2016	2016	2015	2015
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$43,116	$43,876	$43,089	$43,154	$43,149
Commercial mortgage loans	6,888	6,831	6,886	7,032	7,023
Commercial construction loans	3,848	3,551	3,297	3,141	2,965
Commercial leases	3,962	3,898	3,874	3,839	3,846

Total commercial loans and leases	57,814	58,156	57,146	57,166	56,983
Consumer loans and leases:
Residential mortgage loans	14,455	14,046	13,788	13,504	13,144
Home equity	7,918	8,054	8,217	8,360	8,479
Automobile loans	10,508	10,887	11,283	11,670	11,877
Credit card	2,165	2,134	2,179	2,218	2,277
Other consumer loans and leases	651	654	662	676	613

Total consumer loans and leases	35,697	35,775	36,129	36,428	36,390

Total average portfolio loans and leases	$93,511	$93,931	$93,275	$93,594	$93,373

Average loans held for sale	$906	$876	$803	$993	$956

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$42,727	$43,558	$43,433	$42,131	$42,948
Commercial mortgage loans	6,856	6,875	6,864	6,957	7,061
Commercial construction loans	3,905	3,706	3,428	3,214	3,101
Commercial leases	3,995	3,978	3,956	3,854	3,898

Total commercial loans and leases	57,483	58,117	57,681	56,156	57,008
Consumer loans and leases:
Residential mortgage loans	14,643	14,307	13,895	13,716	13,392
Home equity	7,864	7,988	8,112	8,301	8,427
Automobile loans	10,349	10,671	11,128	11,493	11,826
Credit card	2,169	2,172	2,138	2,259	2,229
Other consumer loans and leases	643	654	651	657	692

Total consumer loans and leases	35,668	35,792	35,924	36,426	36,566

Total portfolio loans and leases	$93,151	$93,909	$93,605	$92,582	$93,574

Total loans held for sale	$1,060	$877	$803	$903	$994

Operating lease equipment	$771	$756	$738	$707	$680

Loans and Leases Serviced for Others:(a)
Commercial and industrial loans	$544	$567	$552	$588	$589
Commercial mortgage loans	226	229	231	239	260
Commercial construction loans	38	24	26	27	26
Commercial leases	270	282	262	256	252
Residential mortgage loans	54,646	56,170	57,758	59,024	60,301
Automobile loans	66	83	102	122	146

Total loans and leases serviced for others	55,790	57,355	58,931	60,256	61,574

Total loans and leases serviced	$150,772	$152,897	$154,077	$154,448	$156,822

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries

Regulatory Capital

$ in millions

(unaudited)

	As of
	September	June	March	December	September
	2016(a)	2016	2016	2015	2015
Regulatory capital:
Common stock and related surplus (net of treasury stock)	$1,510	$1,728	$1,738	$1,953	$2,147
Retained earnings	13,180	12,778	12,570	12,358	11,826
Common equity tier I capital adjustments and deductions	(2,391)	(2,394)	(2,394)	(2,394)	(2,399)

CET1 capital	12,299	12,112	11,914	11,917	11,574
Additional tier I capital	1,331	1,331	1,330	1,343	1,340

Tier I capital	13,630	13,443	13,244	13,260	12,914
Tier II capital	4,374	4,414	4,553	3,874	3,935

Total regulatory capital	$18,004	$17,857	$17,797	$17,134	$16,849

Risk-weighted assets(b)	$121,056	$121,824	$121,432	$121,290	$123,148

Ratios:
Average shareholders’ equity to average assets	11.83%	11.60%	11.57%	11.26%	11.24%

Regulatory capital ratios:
Fifth Third Bancorp
CET1 capital(b)	10.16%	9.94%	9.81%	9.82%	9.40%
Tier I risk-based capital(b)	11.26%	11.03%	10.91%	10.93%	10.49%
Total risk-based capital(b)	14.87%	14.66%	14.66%	14.13%	13.68%
Tier I leverage	9.80%	9.64%	9.57%	9.54%	9.38%
CET1 capital (fully phased-in)(b)(c)	10.08%	9.86%	9.72%	9.72%	9.30%

Fifth Third Bank
Tier I risk-based capital(b)	11.97%	11.83%	11.79%	11.92%	11.39%
Total risk-based capital(b)	13.81%	13.67%	13.63%	13.12%	12.55%
Tier I leverage	10.46%	10.37%	10.39%	10.43%	10.21%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting weighted values are added together resulting in the total risk-weighted assets.
(c)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2016	June 2016	March 2016	December 2015	September 2015
Average portfolio loans and leases:
Commercial and industrial loans	$43,116	$43,876	$43,089	$43,154	$43,149
Commercial mortgage loans	6,888	6,831	6,886	7,032	7,023
Commercial construction loans	3,848	3,551	3,297	3,141	2,965
Commercial leases	3,962	3,898	3,874	3,839	3,846
Residential mortgage loans	14,455	14,046	13,788	13,504	13,144
Home equity	7,918	8,054	8,217	8,360	8,479
Automobile loans	10,508	10,887	11,283	11,670	11,877
Credit card	2,165	2,134	2,179	2,218	2,277
Other consumer loans and leases	651	654	662	676	613

Total average portfolio loans and leases	$93,511	$93,931	$93,275	$93,594	$93,373

Losses charged-off:
Commercial and industrial loans	($76)	($43)	($50)	($38)	($133)
Commercial mortgage loans	(4)	(7)	(8)	(7)	(13)
Commercial construction loans	—	—	—	—	(3)
Commercial leases	(1)	(1)	(2)	(1)	—
Residential mortgage loans	(4)	(5)	(4)	(5)	(6)
Home equity	(10)	(10)	(11)	(13)	(13)
Automobile loans	(14)	(12)	(14)	(13)	(11)
Credit card	(22)	(23)	(23)	(22)	(24)
Other consumer loans and leases	(6)	(4)	(4)	(6)	(6)

Total losses charged-off	($137)	($105)	($116)	($105)	($209)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$15	$4	$4	$8	$5
Commercial mortgage loans	2	1	2	4	2
Commercial construction loans	—	—	—	—	—
Commercial leases	1	—	—	—	—
Residential mortgage loans	2	3	2	2	3
Home equity	3	4	3	4	4
Automobile loans	5	4	5	4	4
Credit card	2	2	3	3	3
Other consumer loans and leases	—	—	1	—	—

Total recoveries of losses previously charged-off	$30	$18	$20	$25	$21

Net losses charged-off:
Commercial and industrial loans	($61)	($39)	($46)	($30)	($128)
Commercial mortgage loans	(2)	(6)	(6)	(3)	(11)
Commercial construction loans	—	—	—	—	(3)
Commercial leases	—	(1)	(2)	(1)	—
Residential mortgage loans	(2)	(2)	(2)	(3)	(3)
Home equity	(7)	(6)	(8)	(9)	(9)
Automobile loans	(9)	(8)	(9)	(9)	(7)
Credit card	(20)	(21)	(20)	(19)	(21)
Other consumer loans and leases	(6)	(4)	(3)	(6)	(6)

Total net losses charged-off	($107)	($87)	($96)	($80)	($188)

Net losses charged-off as a percent of average portfolio loans and leases:
Commercial and industrial loans	0.56%	0.36%	0.43%	0.28%	1.17%
Commercial mortgage loans	0.08%	0.38%	0.35%	0.19%	0.66%
Commercial construction loans	0.00%	0.00%	(0.06%)	0.00%	0.43%
Commercial leases	0.00%	0.09%	0.20%	0.15%	0.00%
Residential mortgage loans	0.07%	0.06%	0.07%	0.08%	0.10%
Home equity	0.32%	0.30%	0.36%	0.39%	0.42%
Automobile loans	0.35%	0.26%	0.32%	0.31%	0.23%
Credit card	3.61%	3.92%	3.73%	3.40%	3.77%
Other consumer loans and leases	3.70%	2.42%	2.28%	3.10%	3.52%

Total net losses charged-off as a percent of average portfolio loans and leases	0.45%	0.37%	0.42%	0.34%	0.80%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September	June	March	December	September
	2016	2016	2016	2015	2015
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,299	$1,295	$1,272	$1,261	$1,293
Total net losses charged-off	(107)	(87)	(96)	(80)	(188)
Provision for loan and lease losses	80	91	119	91	156

Allowance for loan and lease losses, ending	$1,272	$1,299	$1,295	$1,272	$1,261

Reserve for unfunded commitments, beginning	$151	$144	$138	$134	$132
Provision for unfunded commitments	11	7	6	4	2

Reserve for unfunded commitments, ending	$162	$151	$144	$138	$134

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,272	$1,299	$1,295	$1,272	$1,261
Reserve for unfunded commitments	162	151	144	138	134

Total allowance for credit losses	$1,434	$1,450	$1,439	$1,410	$1,395

	As of
	September	June	March	December	September
	2016	2016	2016	2015	2015
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$220	$254	$278	$82	$47
Commercial mortgage loans	31	39	51	56	60
Commercial construction loans	—	—	—	—	—
Commercial leases	—	4	4	—	2
Residential mortgage loans	19	27	25	28	31
Home equity	59	61	61	62	65

Total nonaccrual portfolio loans and leases (excludes restructured loans)	329	385	419	228	205
Nonaccrual restructured portfolio commercial loans and leases	194	242	210	203	177
Nonaccrual restructured portfolio consumer loans and leases	63	66	72	75	76

Total nonaccrual portfolio loans and leases	586	693	701	506	458
Repossessed property	13	15	17	18	17
OREO	84	97	107	123	131

Total nonperforming portfolio assets	683	805	825	647	606
Nonaccrual loans held for sale	91	20	3	1	1
Nonaccrual restructured loans held for sale	9	—	2	11	1

Total nonperforming assets	$783	$825	$830	$659	$608

Restructured portfolio consumer loans and leases (accrual)	$972	$982	$998	$979	$973
Restructured portfolio commercial loans and leases (accrual)	$408	$431	$461	$491	$571

90 days past due loans and leases:
Commercial and industrial loans	$7	$2	$3	$7	$3
Commercial mortgage loans	—	—	—	—	2
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—

Total commercial loans and leases	7	2	3	7	5

Residential mortgage loans	43	38	44	40	40
Home equity	—	—	—	—	—
Automobile loans	8	7	8	10	8
Credit card	18	18	18	18	17
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	69	63	70	68	65

Total 90 days past due loans and leases(b)	$76	$65	$73	$75	$70

Ratios
Net losses charged-off as a percent of average portfolio loans and leases	0.45%	0.37%	0.42%	0.34%	0.80%
Allowance for loan and lease losses:
As a percent of portfolio loans and leases	1.37%	1.38%	1.38%	1.37%	1.35%
As a percent of nonperforming loans and leases(a)	217%	188%	185%	252%	275%
As a percent of nonperforming assets(a)	186%	161%	157%	197%	208%
Nonperforming loans and leases as a percent of portfolio loans and leases and OREO(a)	0.63%	0.74%	0.75%	0.55%	0.49%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including OREO(a)	0.73%	0.86%	0.88%	0.70%	0.65%
Nonperforming assets as a percent of total loans, leases and other assets, including OREO	0.83%	0.87%	0.88%	0.70%	0.64%
Allowance for credit losses as a percent of nonperforming assets	210%	180%	174%	218%	230%

(a)	Does not include nonaccrual loans held for sale.
(b)	Does not include loans held for sale.

Use of Non-GAAP Financial Measures

In addition to GAAP measures, management considers various Non-GAAP measures when evaluating the performance of the business, including : “net interest income on an FTE basis,” “net interest margin,” “efficiency ratio,” “income before income taxes on an FTE basis,” “pre-provision net revenue,” “noninterest income excluding certain items,” “tangible net income available to common shareholders,” “average tangible common equity,” “tangible common equity,” “tangible equity,” “tangible book value per common share,” and “Common Equity Tier 1 under Basel III Final Rule (fully phased-in),” and certain ratios derived from these measures.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison between taxable and non-taxable amounts.

Pre-provision net revenue is defined as net interest income plus noninterest income minus noninterest expense. Management believes this measure is important because it provides a ready view of pre-tax earnings before the impact of provision expense. Noninterest income excluding certain items is provided by management to assist the reader in identifying significant, unusual, or large transactions that impacted noninterest income.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding unrealized gains/losses), in addition to capital ratios defined by the U.S. banking agencies. These calculations are intended to complement the capital ratios defined by the U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be Non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding unrealized gains/losses on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of gains or losses some of which are uncertain and providing the tangible common equity ratio including unrealized gains/losses enables investors and others to assess the Bancorp’s use of equity if all unrealized gains or losses were to be monetized.

Management believes tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of a business as it calculates the return available to common shareholders and book value of common stock without the impact of intangible assets and their related amortization. This is useful for evaluating the performance of a business consistently, whether acquired or developed internally, compared to other companies in the industry who present similar measures.

The Bancorp became subject to the Basel III Final Rule on January 1, 2015 which defined various regulatory capital ratios including the Common Equity Tier 1 (“CET1”) ratio. The CET1 capital ratio has transition provisions that will be phased out over time. CET1 capital ratio is presented on a fully phased-in basis for comparative purposes with other organizations. The Bancorp considers the fully phased-in CET1 ratio a Non-GAAP measure since it is not the CET1 ratio in effect for the periods presented. Since analysts and the U.S. banking agencies may assess the Bancorp’s capital adequacy using these ratios, management believes they are useful to provide investors the ability to assess its capital adequacy on the same basis.

Please note that although Non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see page 34 for Reg. G reconciliations of all historical Non-GAAP measures used in this release to the most directly comparable GAAP measures. Management has provided forward-looking guidance on certain Non-GAAP measures in connection with its earnings presentation in order to facilitate comparability with the Bancorp’s historical performance and financial condition as reflected in these Non-GAAP measures. Such forward-looking Non-GAAP measures include return on tangible common equity; net interest margin (FTE); net interest income (FTE); and noninterest income, excluding certain transactions and adjustments related to the Bancorp’s investment in Vantiv, Visa total return swap, and branch sales, closures and consolidations. Bancorp’s management does not estimate on a forward-looking basis the impact of items similar to those that it has excluded to generate these Non-GAAP measures on a historical basis because the occurrence and amounts of items such as these are difficult to predict. As a result, the Bancorp has not provided reconciliations of its forward-looking Non-GAAP measures.

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

		For the Three Months Ended
		September 2016	June 2016	March 2016	December 2015	September 2015
Net interest income (U.S. GAAP)		$907	$902	$903	$899	$901
Add:	FTE Adjustment	6	6	6	5	5

Net interest income on an FTE basis (a)		913	908	909	904	906
Net interest income on an FTE basis (annualized) (b)		3,632	3,652	3,656	3,587	3,594

Noninterest income (c)		840	599	637	1,104	713
Noninterest expense (d)		973	983	986	963	943
Average interest-earning assets (e)		126,092	126,847	125,651	125,843	124,431

Net interest margin (b)/(e)		2.88%	2.88%	2.91%	2.85%	2.89%
Efficiency ratio (d)/(a)+(c)		55.5%	65.3%	63.8%	48.0%	58.2%

Income before income taxes (U.S. GAAP)		694	427	435	949	515
Add:	FTE Adjustment	6	6	6	5	5

Income before income taxes on an FTE basis		700	433	441	954	520

Net interest income (U.S. GAAP)		907	$902	$903	$899	$901
Add:	Noninterest income	840	599	637	1,104	713
Less:	Noninterest expense	(973)	(983)	(986)	(963)	(943)

Pre-provision net revenue		774	518	554	1,040	671

Net income available to common shareholders (U.S. GAAP)		501	310	312	634	366
Add:	Intangible amortization, net of tax	—	—	—	—	—

Tangible net income available to common shareholders		501	310	312	634	366
Tangible net income available to common shareholders (annualized) (f)		1,993	1,247	1,255	2,515	1,452

Average Bancorp shareholders’ equity (U.S. GAAP)		16,883	16,584	16,376	15,982	15,815
Less:	Average preferred stock	(1,331)	(1,331)	(1,331)	(1,331)	(1,331)
	Average goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Average intangible assets and other servicing rights	(10)	(11)	(12)	(13)	(14)

Average tangible common equity (g)		13,126	12,826	12,617	12,222	12,054

Total Bancorp shareholders’ equity (U.S. GAAP)		16,776	16,726	16,323	15,839	15,826
Less:	Preferred stock	(1,331)	(1,331)	(1,331)	(1,331)	(1,331)
	Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Intangible assets and other servicing rights	(10)	(11)	(12)	(13)	(13)

Tangible common equity, including unrealized gains / losses (h)		13,019	12,968	12,564	12,079	12,066
Less:	Accumulated other comprehensive income	(755)	(889)	(684)	(197)	(522)

Tangible common equity, excluding unrealized gains / losses (i)		12,264	12,079	11,880	11,882	11,544
Add:	Preferred stock	1,331	1,331	1,331	1,331	1,331

Tangible equity (j)		13,595	13,410	13,211	13,213	12,875

Total assets (U.S. GAAP)		143,279	143,625	142,430	141,048	141,883
Less:	Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Intangible assets and other servicing rights	(10)	(11)	(12)	(13)	(13)

Tangible assets, including unrealized gains / losses (k)		140,853	141,198	140,002	138,619	139,454
Less:	Accumulated other comprehensive income / loss, before tax	(1,162)	(1,368)	(1,052)	(303)	(803)

Tangible assets, excluding unrealized gains / losses (l)		$139,691	$139,830	$138,950	138,316	138,651

Common shares outstanding (m)		756	766	770	785	795

Risk-weighted assets (actual) (n) (1)		$121,056	$121,824	$121,432	$121,290	$123,148

Ratios:
Return on average tangible common equity (f) / (g)		15.2%	9.7%	9.9%	20.6%	12.0%
Tangible equity (j) / (l)		9.73%	9.59%	9.51%	9.55%	9.29%
Tangible common equity (excluding unrealized gains/losses) (i) / (l)		8.78%	8.64%	8.55%	8.59%	8.33%
Tangible common equity (including unrealized gains/losses) (h) / (k)		9.24%	9.18%	8.97%	8.71%	8.65%
Tangible book value per share (h) / (m)		$17.22	$16.93	$16.32	$15.39	$15.18

Basel III Final Rule - Transition to fully phased-in
		September 2016	June 2016	March 2016	December 2015	September 2015
CET1 capital (transitional)		$12,299	$12,112	$11,914	$11,917	$11,574
Less: Adjustments to CET1 capital from transitional to fully phased-in (2)		(4)	(4)	(5)	(8)	(11)

CET1 capital (fully phased-in) (o)		12,295	12,108	11,909	11,909	11,563

Risk-weighted assets (transitional)		121,056	121,824	121,432	121,290	123,148
Add: Adjustments to risk-weighted assets from transitional to fully phased-in (3)		930	932	1,027	1,178	1,136

Risk-weighted assets (fully phased-in) (p)		$121,986	$122,756	$122,459	$122,468	$124,284

Estimated CET1 capital ratio under Basel III Final Rule (fully phased-in) (o)/(p)		10.08%	9.86%	9.72%	9.72%	9.30%

(1)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk-weight of the category. The resulting weighted values are added together, along with the measure for market risk, resulting in the Bancorp’s total risk-weighted assets.
(2)	Primarily relates to disallowed intangible assets (other than goodwill and MSRs, net of associated deferred tax liabilities).
(3)	Primarily relates to higher risk-weighting for MSRs.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2016	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$462	$414	$63	$40	($66)	$913
(Provision for) benefit from loan and lease losses	18	(34)	(12)	—	(52)	(80)

Net interest income after provision for loan and lease losses	480	380	51	40	(118)	833
Total noninterest income	228	163	71	99	279	840
Total noninterest expense	(349)	(402)	(117)	(103)	(2)	(973)

Income (loss) before income taxes	359	141	5	36	159	700
Applicable income tax expense(a)	(80)	(50)	(2)	(13)	(39)	(184)

Net income (loss)	279	91	3	23	120	516
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	279	91	3	23	120	516
Dividends on preferred stock	—	—	—	—	15	15

Net income (loss) available to common shareholders	$279	$91	$3	$23	$105	$501

For the three months ended June 30, 2016	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$466	$433	$62	$44	($97)	$908
Provision for loan and lease losses	(72)	(35)	(9)	(1)	26	(91)

Net interest income after provision for loan and lease losses	394	398	53	43	(71)	817
Total noninterest income	236	214	80	100	(31)	599
Total noninterest expense	(355)	(409)	(122)	(108)	11	(983)

Income (loss) before income taxes	275	203	11	35	(91)	433
Applicable income tax expense(a)	(49)	(71)	(4)	(12)	32	(104)

Net income (loss)	226	132	7	23	(59)	329
Less: Net income attributable to noncontrolling interests	—	—	—	—	(4)	(4)

Net income (loss) attributable to Bancorp	226	132	7	23	(55)	333
Dividends on preferred stock	—	—	—	—	23	23

Net income (loss) available to common shareholders	$226	$132	$7	$23	($78)	$310

For the three months ended March 31, 2016(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$457	$426	$60	$43	($77)	$909
Provision for loan and lease losses	(65)	(34)	(12)	—	(8)	(119)

Net interest income after provision for loan and lease losses	392	392	48	43	(85)	790
Total noninterest income	223	189	83	100	42	637
Total noninterest expense	(363)	(411)	(118)	(107)	13	(986)

Income (loss) before income taxes	252	170	13	36	(30)	441
Applicable income tax expense(a)	(41)	(60)	(5)	(13)	5	(114)

Net income (loss)	211	110	8	23	(25)	327
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	211	110	8	23	(25)	327
Dividends on preferred stock	—	—	—	—	15	15

Net income (loss) available to common shareholders	$211	$110	$8	$23	($40)	$312

For the three months ended December 31, 2015(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$425	$406	$63	$37	($27)	$904
Provision for loan and lease losses	(27)	(35)	(11)	—	(18)	(91)

Net interest income after provision for loan and lease losses	398	371	52	37	(45)	813
Total noninterest income	223	186	80	101	514	1,104
Total noninterest expense	(338)	(393)	(116)	(112)	(4)	(963)

Income before income taxes	283	164	16	26	465	954
Applicable income tax expense(a)	(55)	(57)	(6)	(9)	(170)	(297)

Net income	228	107	10	17	295	657
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income attributable to Bancorp	228	107	10	17	295	657
Dividends on preferred stock	—	—	—	—	23	23

Net income available to common shareholders	$228	$107	$10	$17	$272	$634

For the three months ended September 30, 2015(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$418	$395	$62	$33	($2)	$906
Provision for loan and lease losses	(195)	(37)	(11)	—	87	(156)

Net interest income after provision for loan and lease losses	223	358	51	33	85	750
Total noninterest income	228	197	76	102	110	713
Total noninterest expense	(334)	(404)	(107)	(112)	14	(943)

Income before income taxes	117	151	20	23	209	520
Applicable income tax expense(a)	4	(53)	(7)	(9)	(74)	(139)

Net income	121	98	13	14	135	381
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income attributable to Bancorp	121	98	13	14	135	381
Dividends on preferred stock	—	—	—	—	15	15

Net income available to common shareholders	$121	$98	$13	$14	$120	$366

(a)	Includes taxable equivalent adjustments of $6 million for the three months ended September 30, 2016, June 30, 2016 and March 31, 2016 and $5 million for the three months ended December 31, 2015 and September 30, 2015.
(b)	Prior period balances have been adjusted to reflect changes in internal allocation methodologies.
(c)	Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(d)	Consumer Lending includes the Bancorp’s residential mortgage, home equity, automobile and other indirect lending activities.